EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated November 14, 2024, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of USBC, Inc., for the year ended September 30, 2024. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BPM LLP

Santa Rosa, California

September 19, 2025